Exhibit 10.43

U-STORE-IT TRUST

Non-Employee Trustee Fees

Annual Retainer	$25,000

Board Meeting Fees (telephonic and in-person)	$1,000

Committee Meeting Fees (telephonic and in-person)	$1,000

Committee Chair Annual Retainer	Audit Committee: $10,000 Compensation Committee: $7,500 Nominating and Corporate Governance Committee: $5,000

Lead Trustee Retainer	$10,000